Exhibit 99.1

NEW AGE ACQUIRES BRANDS WITHIN REACH

DENVER, COLORADO, June 2, 2019 – NEW AGE BEVERAGES CORPORATION (NASDAQ: NBEV), the Colorado and Utah-based organic and natural beverages company intending to become the world’s leading healthy beverages and lifestyles company, today announced the signing of a definitive agreement to purchase Brands Within Reach (BWR), including the brand licensing and distribution rights to Nestea, Volvic, Illy Ready to Drink Coffee, and other healthy brands.

KEY HIGHLIGHTS:

¯
Adds the globally recognized brands of Nestea, Volvic, Illy and others to New Age

¯
Widens the gap versus all other beverage companies as the preeminent one-stop-shop provider of healthy beverages in the industry

¯
Significantly increases the North American Sales and Marketing, Supply Chain, and Distribution footprints to enable significant capture of cost and revenue synergies

¯
Strengthens brand building, sales and distribution expertise in North America to accelerate growth of the combined New Age and BWR portfolios

The combination with Brands Within Reach brings the scale of New Age to over $320 million and further adds to its bottom line profitability. BWR and New Age together will have the most extensive one-stop-shop of healthy beverages available to any foodservice or retail customer in North America, with an extensive low-cost national distribution and logistics footprint.

Brent Willis, CEO of New Age commented, "We are extremely fortunate to have someone of Olivier's caliber joining New Age, along with the rest of his very powerful team. Adding Illy, Nestea, Evian and Volvic into our offerings is incredible, and adding the marketing, sales, and distribution capabilities of BWR to New Age is equally as impacting."

Olivier Sonnois founded Brands Within Reach in 2003, following significant success as a senior executive with Danone. Since that time he has built BWR into a highly respected brand incubator, and has nurtured numerous globally recognized brands to success in North America through leverage of BWR’s extensive marketing, sales, distribution capabilities and retailer relationships. BWR owns key licensing and distribution rights in the United States for healthy positioned and fast growing beverages such as Nestea Ready to Drink teas, Volvic Natural Spring Water, Illy Ready to Drink Coffee in retail channels, Evian Natural Spring Water in the Natural Channel and Found Sparkling beverages , Kusmi Tea, Saint-Géron Sparkling Water and select natural and organic snacks such as Nature Addicts, Grand-Mere, Lucien Georgelin and La Mere Poulard.

"We are extremely excited to become part of New Age", commented Mr. Sonnois. "They are the fastest growing beverage company in the industry for a good reason. Our visions to make a difference for consumers with healthier products are completely aligned, and I am honored to be leading the newly integrated group as President of the Brands Division. The combination of our brands, teams and infrastructure is unique and best in class, and a great value for our customers to work with one major company who can provide them with a full portfolio of growth brands in growth categories underpinned by superior execution and brand support."

About Brands Within Reach (WWW.BWRGROUP.COM )
Brands Within Reach is a New York-based healthy products company dedicated to offering healthy innovative drinking and eating alternatives to consumers. The group operates a national hybrid distribution platform with marketing, merchandising and a full set of organizational capabilities and owns the licensing and distribution rights to worldwide known brands such as Nestea, Volvic, Evian and Illy Ready to Drink Coffee and others.

About New Age Beverages Corporation (NASDAQ: NBEV)
New Age Beverages Corporation is a Colorado and Utah-based healthy beverage company dedicated to inspiring and educating consumers to "live healthy". The Company is the only omni-channel company with access to traditional retail, e-commerce, direct-to-consumer, and medical channels across 60 countries around the world. New Age is also the only one-stop-shop of healthy beverages and includes the brands Tahitian Noni, TeMana, Búcha Live Kombucha, XingTea, Coco-Libre, Marley, and others. New Age competes in the growth segments of the >$1 trillion-dollar non-alcoholic beverage industry and has become one of the 40 largest non-alcoholic beverage companies, one of the largest healthy beverage companies, and the fastest growing in the world over the past three years. The Company's brands are sold across all 50 states within the US and in more than 60 countries internationally across all channels via a hybrid of direct-to-consumer and traditional distribution and route-to-market systems.
The Company operates the websites www.newagebev.com, www.newagebev.us, www.morinda.com, www.mybucha.com, www.xingtea.com, www.drinkmarley.com, and  www.cocolibre.com.

New Age has exclusively partnered with the world's 5th largest water charity, WATERisLIFE, to end the world water crisis with the most innovative technologies available. Donate at WATERisLIFE.com to help us #EnditToday.

Safe Harbor Disclosure
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statement reflecting management's current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company including statements regarding New Age Beverage’s expectation to see continued growth. The forward-looking statements are based on the assumption that operating performance and results will continue in line with historical results. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Forward-looking statements, specifically those concerning future performance are subject to certain risks and uncertainties, and actual results may differ materially. New Age Beverages competes in a rapidly growing and transforming industry, and other factors disclosed in the Company's filings with the Securities and Exchange Commission might affect the Company’s operations. Unless required by applicable law, NBEV undertakes no obligation to update or revise any forward-looking statements.

For investor inquiries about New Age Beverages Corporation please contact:

Media:
Desiree Rosa
MULTIPLY
Tel: 202-292-4566
NewAgeBev@wearemultip.ly

Investor Relations Counsel:
Cody Slach, Liolios Group, Inc.
Tel 949-574-3860
NBEV@Liolios.com

New Age Beverages Corporation:
Greg Gould
Chief Financial and Administrative Officer
Tel 303-289-8655
GGould@NewAgeBev.com